UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2011
Plumas Bancorp
(Exact name of registrant as specified in its charter)

California	000-49883	75-2987096

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 S. Lindan Avenue, Quincy, CA	95971

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (530)283-7305
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
APPOINTMENT OF OFFICERS
On November 16, 2011 Mr. Andrew J. Ryback, age 46, was promoted to President and Chief Executive Officer of Plumas Bancorp (the “Company”) and Plumas Bank (the “Bank”) and Mr. Richard L. Belstock, age 54, was promoted to Chief Financial Officer of the Company and the Bank. Previously Mr. Ryback held the position of interim President and Chief Executive Officer of Plumas Bancorp and Plumas Bank and Mr. Belstock held the position of interim Chief Financial Officer of Plumas Bancorp and Plumas Bank.
Mr. Ryback was appointed interim President and Chief Executive Officer of Plumas Bancorp and Plumas Bank on March 29, 2010. In March 2005 he was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank. He joined Plumas Bank in 2001. Mr. Ryback served as Vice President, Controller for Placer Sierra Bank in Auburn, California prior to 2001. Mr. Ryback received his Bachelor of Science degree in Business Administration from California State University, Northridge. He is a Certified Public Accountant and a graduate of Pacific Coast Banking School.
Mr. Ryback serves as Treasurer on the board of Sierra Cascade Family Opportunities. Mr. Ryback currently serves as Commissioner and Treasurer of the Quincy Fire Protection District; he previously served as a volunteer firefighter. He chairs the Plumas District Hospital Oversight Committee and is a member of Rotary International.
In March 2010 Mr. Belstock was appointed interim Chief Financial Officer of the Company and the Bank. He joined the Company as Vice President and Controller in June 2006. From August 1989 to August 1999 he held the position of Controller of Sierra West Bancorp and Sierra West Bank in Truckee, California. Mr. Belstock holds a Bachelor of Arts degree in Mathematics from the University of Colorado and a Master of Accountancy from the University of Denver. Mr. Belstock has been a licensed Certified Public Accountant since 1980.
In connection with the foregoing, Plumas Bancorp hereby furnishes the following exhibit:

Item 9.01.	Financial Statements and Exhibits.

Exhibit
Number	Exhibit Title
99.1	Press Release dated November 17, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plumas Bancorp (Registrant)
November 17, 2011	By:	/s/ Andrew J. Ryback
		Name:	Andrew J. Ryback
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release dated November 17, 2011.